UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
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☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SUMTOTAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

VISTA EQUITY PARTNERS FUND III, L.P.
VISTA EQUITY PARTNERS FUND III (PARALLEL), L.P.
VEPF III FAF, L.P.
VISTA EQUITY PARTNERS FUND III GP, LLC
VEFIIGP, LLC
VISTA EQUITY PARTNERS III, LLC
ROBERT F. SMITH
CHARLES R. WHITCHURCH
AND
JOHN N. STAPLES III

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY PROXY—SUBJECT TO COMPLETION, DATED APRIL 22, 2009
2009 ANNUAL MEETING OF STOCKHOLDERS
OF
SUMTOTAL SYSTEMS, INC.
PROXY STATEMENT
OF
VISTA EQUITY PARTNERS FUND III, L.P.
VISTA EQUITY PARTNERS FUND III (PARALLEL), L.P.
VEPF III FAF, L.P.
VISTA EQUITY PARTNERS FUND III GP, LLC
VEFIIGP, LLC
VISTA EQUITY PARTNERS III, LLC
ROBERT F. SMITH
CHARLES R. WHITCHURCH
AND
JOHN N. STAPLES III
This proxy statement and the accompanying GREEN proxy card are being furnished to you in connection with the solicitation of proxies from you, holders of common stock, par value $0.001 per share (“Common Stock”), of SumTotal Systems, Inc., a Delaware corporation (the “Company”). The solicitation is being made by: Vista Equity Partners Fund III, L.P., a Delaware limited partnership (“Vista Fund III”); Vista Equity Partners Fund III (Parallel), L.P., a Cayman Islands exempted limited partnership (“Vista Fund III Parallel”); VEPF III FAF, L.P., a Delaware limited partnership (“Vista FAF”); Vista Equity Partners Fund III GP, LLC, a Delaware limited liability company (“Vista III GP”); VEFIIGP, LLC, a Delaware limited liability company (“Vista II GP”); Vista Equity Partners III, LLC, a Delaware limited liability company (“Vista EP III”); Robert F. Smith; Charles R. Whitchurch; and John N. Staples III. Vista Fund III, Vista Fund III Parallel, Vista FAF, Vista III GP, Vista II GP and Vista EP III are referred to collectively as “Vista” or “we” throughout this proxy statement.
We intend to vote the proxies that we are soliciting in this proxy statement at the annual meeting of the Company’s stockholders scheduled to be held on June 12, 2009, at [•], including any adjournments or postponements thereof and any special meeting that may be called in lieu thereof (the “Annual Meeting”), in order to take the following actions:
(a) vote FOR the election of Robert F. Smith, Charles R. Whitchurch, and John N. Staples III (each, a “Nominee” and, collectively, the “Nominees”) to serve as Class II directors on the board of directors of the Company (the “Board”) until the 2012 annual meeting of stockholders of the Company and until their successors are duly elected and qualified;

(b) [ratify the selection of BDO Seidman, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009] (the “Ratification of Accountants”); and
(c) transact such other business as may properly come before the Annual Meeting.
The Company has set the close of business on April 15, 2009, as the record date for determining stockholders entitled to vote at the Annual Meeting (the “Record Date”). The principal executive offices of the Company are located at 1808 North Shoreline Boulevard, Mountain View, CA 94043.
This proxy statement and the accompanying GREEN proxy card are first being sent or given on or about [•], 2009, to all holders of Common Stock of the Company as of the Record Date.
We are the Company’s largest stockholder, owning approximately 12.7% of the outstanding shares of Common Stock (based on 31,583,020 shares outstanding on March 1, 2009). On April 3, 2009, we sent a letter to the Company proposing to acquire the Company in a merger in which stockholders would receive $3.25 per share in cash (the “Acquisition Proposal”) and attaching a draft merger agreement that we were prepared to sign. While we requested at that time to meet with the Company to discuss our proposal and the proposed agreement, that request was denied, and the Company has since refused to meet with us or negotiate with us. Accordingly, on April 6, 2009, we delivered a notice to the corporate secretary of the Company, in accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”), with respect to the nomination of the Nominees for election to the Board at the Annual Meeting.
We nominated the Nominees and are sending you this proxy statement and accompanying GREEN proxy card because we believe that, in failing to negotiate with us, the current directors of the Company are not acting in your best interests. We believe that the election of the Nominees will send a strong signal to the Board that the Company’s stockholders would like the Board to undertake, in accordance with its fiduciary duties, a process to maximize stockholder value, which would include negotiations with us regarding our Acquisition Proposal. If the Nominees are elected, they would be obligated to act in the best interests of all stockholders of the Company in accordance with their fiduciary duties as directors. If elected, the Nominees could take steps to try to persuade the other Board members to take actions to maximize stockholder value, including negotiations with us regarding our Acquisition Proposal, should the Nominees, as new directors, deem it appropriate in the exercise of their fiduciary duties as directors. However, if the Nominees are elected, they will only constitute a minority of the Board and would not have the ability to require the Board to take any action. There can be no assurance that Vista and the Company will enter into any agreement, that a transaction will occur on the terms set forth in the Acquisition Proposal or any other terms or that any transaction, whether or not with Vista, will occur at all.
WE ARE NOT ASKING YOU TO VOTE ON OR TO APPROVE OUR ACQUISITION PROPOSAL AT THIS TIME. HOWEVER, A VOTE “FOR” EACH OF THE NOMINEES WILL SEND A CLEAR MESSAGE TO THE BOARD THAT IT SHOULD GIVE PROPER CONSIDERATION TO OUR ACQUISITION PROPOSAL.
This proxy statement does not constitute an offer to purchase Common Stock of the Company, nor is it a substitute for a Tender Offer Statement on Schedule TO.
This solicitation is being made by Vista and not on behalf of the Board or the Company’s management.

WHETHER OR NOT YOU INTEND TO ATTEND THE ANNUAL MEETING, YOUR PROMPT ACTION IS IMPORTANT. MAKE YOUR VIEWS CLEAR TO THE BOARD BY AUTHORIZING A PROXY TO VOTE FOR EACH PROPOSAL BY FOLLOWING THE INSTRUCTIONS IN THE ENCLOSED GREEN PROXY CARD TODAY.
YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.
IMPORTANT VOTING INFORMATION
If your shares of Common Stock are held in your own name, please authorize a proxy to vote by signing and returning the enclosed GREEN proxy card in the postage-paid envelope provided.
If you hold your shares of Common Stock in “street name” with a bank, brokerage firm, dealer, trust company or other nominee, only they can exercise your right to vote with respect to your shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, brokerage firm, dealer, trust company or other nominee to ensure that a GREEN proxy card is submitted on your behalf. Instructions for authorizing a proxy to vote, including by Internet or telephone, are provided in the enclosed GREEN voting form. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Vista Equity Partners c/o D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, so that we may be aware of all instructions given and can attempt to ensure that such instructions are followed.
DO NOT return any WHITE proxy card you may receive from the Company or otherwise authorize a proxy to vote your shares for the Company’s nominees. If you have already submitted a WHITE proxy card that may have been sent to you by the Company or otherwise authorized a proxy to vote your shares for the Company’s nominees, it is not too late to change your vote. To revoke your prior proxy and change your vote, simply sign and return the enclosed GREEN proxy card in the postage-paid envelope provided (or, if you hold your shares of Common Stock in “street name” with a bank, brokerage firm, dealer, trust company or other nominee, follow the instructions for authorizing a proxy to vote, including by Internet or telephone, provided in the enclosed GREEN voting form). Only your latest dated proxy will be counted.
Execution and delivery of a proxy card by a record holder of shares of Common Stock will be presumed to be a grant of a proxy with respect to all shares held by such record holder unless the proxy card specifies otherwise.
Only the Company’s stockholders of record on the close of business on the Record Date are entitled to vote at the Annual Meeting. If you are a stockholder of record as of the Record Date, you will retain your right to vote, even if you sell your shares after the Record Date.
If you have any questions or require any assistance in authorizing a proxy or voting your shares, please contact:
D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Stockholders May Call Toll Free: (800) 758-5378
Banks and Brokers May Call Collect: (212) 269-5550
Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to Be Held on June 12, 2009:

This proxy statement is available digitally at http://www.dfking.com/sumtotal

QUESTIONS AND ANSWERS RELATING TO
THIS PROXY SOLICITATION
The following are some of the questions you may have as a stockholder of the Company, as well as the answers to those questions. The following is not a substitute for the information contained in this proxy statement, and the information contained below is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement. We urge you to read this proxy statement carefully and in its entirety.
Who is making this solicitation?
Vista is a private equity firm whose principal business is to make and dispose of investments, primarily in equity securities of companies in the middle-market software and technology-enabled solutions sector. Vista III GP is the general partner of each of Vista Fund III, Vista Fund III Parallel and Vista FAF (the “Vista Funds”), and Vista EP III is the investment advisor to the Vista Funds. Vista II GP is the senior managing member of Vista III GP, and Mr. Robert F. Smith is the managing member of Vista II GP. Vista’s business address is 150 California Street, 19th Floor, San Francisco, CA 94111.
The solicitation for election of the Nominees at the Annual Meeting is being made by Vista and certain other participants. For more information regarding Vista, please see the section entitled “Certain Information Regarding Vista.” For information regarding certain employees of Vista and others who may assist in the solicitation of proxies, please see Annex A to this proxy statement.
What are we asking you to vote for?
We are asking you to vote FOR the election at the Annual Meeting of Robert F. Smith, Charles R. Whitchurch, and John N. Staples III to serve as Class II directors on the Board until the 2012 annual meeting of stockholders of the Company and until their successors are duly elected and qualified by authorizing a proxy to vote as provided in the enclosed GREEN proxy card.
Please see the section entitled “Election of the Nominees” for a more complete description of this proposal.
In addition, according to the Company’s 2009 preliminary proxy statement, filed with the U.S. Securities and Exchange Commission (the “SEC”) on [•], 2009, the Company will also solicit proxies with respect to a proposal for the stockholders to [ratify the selection of BDO Seidman, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009]. Vista makes no recommendation with respect to such proposal. If the GREEN proxy card is returned without any instructions as to the Company’s ratification proposal, Vista intends to vote the shares of Common Stock subject to that proxy for the ratification of the selection of BDO Seidman, LLP as the Company’s independent registered public accounting firm.
Who are the Nominees?
We are proposing that Robert F. Smith, Charles R. Whitchurch, and John N. Staples III be elected as Class II directors of the Company to serve on the Board until the 2012 annual meeting of stockholders and until their successors are duly elected and qualified. The Board currently consists of eight directors who are divided into three classes, with the three members of Class II to be elected at the Annual Meeting.

We believe the Nominees are highly qualified to serve as directors on the Board and are independent within the meaning of the Marketplace Rules of the NASDAQ Stock Market (“NASDAQ”), subject to the Board making an affirmative determination of independence in accordance with the applicable NASDAQ rules. In addition, we believe that the Nominees are independent under the heightened independence standards applicable to audit committee members under the Company’s audit committee charter and the applicable NASDAQ and SEC rules (although Vista does not qualify for the safe harbor under SEC Rule 10A-3(e)(1)(ii), we believe that Vista does not control the Company and that Mr. Smith would be independent under that Rule notwithstanding his position with Vista). Neither Mr. Whitchurch nor Mr. Staples is affiliated with Vista or any subsidiary of Vista. Mr. Smith is an employee of Vista and the managing member of Vista II GP. Each of the Nominees has agreed to serve as a nominee. For additional information concerning the Nominees, please see the section entitled “Election of the Nominees” below.
The principal occupation, business experience and certain other information with respect to each Nominee are set forth in this proxy statement under the section entitled “Election of the Nominees,” which we urge you to read.
Why are we soliciting your vote?
We are sending you this proxy statement and accompanying GREEN proxy card to give you the opportunity to send a message to the Company’s Board of Directors that you wish them to take actions to maximize stockholder value, including negotiating with Vista with respect to our Acquisition Proposal of $3.25 per share in cash. If the Nominees are elected, they would be obligated to act in the best interests of all stockholders of the Company in accordance with their fiduciary duties as directors. If elected, the Nominees could take steps to try to persuade the other Board members to support and facilitate our Acquisition Proposal should the Nominees, as new directors, deem it appropriate in the exercise of their duties to the Company. However, if the Nominees are elected, they will only constitute a minority of the Board and would not have the ability to require the Board to take any action. There can be no assurance that Vista and the Company will enter into any agreement, whether on the terms of the Acquisition Proposal or otherwise, or whether any transaction, whether or not with Vista, will occur.
If I vote for the Nominees, am I agreeing to the Acquisition Proposal or agreeing to tender my shares to Vista?
No. Although the election of our Nominees to the Board may be a step toward a potential acquisition of the Company by Vista, we are not asking the Company’s stockholders to tender their shares by means of this proxy solicitation or to consent to or vote on a merger with Vista at this time. Even if all three of our Nominees are elected at the Annual Meeting, they will still only constitute a minority of the Board (because they will only be three out of eight directors). If necessary, we presently intend to nominate additional persons to be considered for election to the Board at the Company’s 2010 annual meeting of stockholders and, if the Nominees are elected, to ultimately replace a majority of the Company’s directors with our own nominees.
Who can vote at the Annual Meeting?
According to publicly available information, the only securities eligible to be voted at the Annual Meeting are shares of the Company’s Common Stock. Only stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. If you are the beneficial owner of Common Stock at the close of business on the Record Date, but the record holder is a bank, brokerage firm, dealer, trust company or other nominee, you are entitled to vote by providing instructions to your bank, brokerage firm, dealer, trust company or other nominee as provided in the enclosed GREEN voting form.
Each share of Common Stock represents one vote, and all shares vote together as a single class. If you are a stockholder of record as of the Record Date, you will retain your right to vote at the Annual Meeting, even if you sell your shares after the Record Date.

How many shares of the Company’s Common Stock must be voted in favor of the Nominees to elect them?
Directors of the Company are elected by a plurality of all the votes cast on the matter at the Annual Meeting. For this purpose, “plurality” means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be elected. Accordingly, at the Annual Meeting, the three nominees who receive the greatest number of votes cast by the Company’s stockholders represented in person or by proxy will be elected as directors.
How many shares of the Company’s Common Stock must be voted in favor of the Ratification of Accountants to approve that matter?
The Ratification of Accountants, and most other matters that may come before the Annual Meeting, would require the approval of a majority of the votes cast on the matter.
What should I do in order to vote for the Nominees?
If your shares of Common Stock are held in your own name, please authorize a proxy to vote by signing and returning the enclosed GREEN proxy card in the postage-paid envelope provided.
If you hold your shares of Common Stock in “street name” with a bank, brokerage firm, dealer, trust company or other nominee, only they can exercise your right to vote with respect to your shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, brokerage firm, dealer, trust company or other nominee to ensure that a GREEN proxy card is submitted on your behalf. Instructions for authorizing a proxy to vote, including by Internet or telephone, are provided in the enclosed GREEN voting form. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Vista Equity Partners c/o D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, so that we may be aware of all instructions given and can attempt to ensure that such instructions are followed.
DO NOT return any WHITE proxy card you may receive from the Company or otherwise authorize a proxy to vote your shares for the Company’s nominees. If you have already submitted a WHITE proxy card that may have been sent to you by the Company or otherwise authorized a proxy to vote your shares for the Company’s nominees, it is not too late to change your vote. To revoke your prior proxy and change your vote, simply sign and return the enclosed GREEN proxy card in the postage-paid envelope provided (or, if you hold your shares of Common Stock in “street name” with a bank, brokerage firm, dealer, trust company or other nominee, follow the instructions for authorizing a proxy to vote, including by Internet or telephone, provided in the enclosed GREEN voting form). Only your latest dated proxy will be counted.
Please see the section entitled “Voting and Proxy Procedures” below for additional information regarding voting.
What is the deadline for submitting proxies?
Proxies can be submitted until the polls are closed at the Annual Meeting. However, to be sure that we receive your proxy in time to utilize it, WE REQUEST THAT YOU PROVIDE YOUR PROXY TO US AS EARLY AS POSSIBLE.

Who is paying for the solicitation on behalf of Vista?
We will initially bear all costs of the solicitation of proxies on behalf of Vista for the Annual Meeting. To the extent legally permissible, Vista currently intends to seek reimbursement from the Company for those costs if any of our Nominees is elected. If Vista seeks reimbursement of the costs of this solicitation from the Company, the decision whether or not to reimburse Vista for its expenses will be made by the Board, and the question of such reimbursement will not be submitted to a stockholder vote.
Whom should I call if I have any questions about the solicitation?
If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, D.F. King & Co., Inc. toll free at (800) 758-5378. Banks and brokers and callers from other countries should call collect at (212) 269-5550.

BACKGROUND AND REASONS FOR THE SOLICITATION
Background of the Solicitation
Vista began investing in the Company in September of 2008. Currently, we are the Company’s largest stockholder, owning approximately 12.7% of the outstanding shares of Common Stock (based on 31,583,020 shares outstanding on March 1, 2009).
In March 2009, Vista notified the Company that it was evaluating its options with respect to its investment in the Company. At Vista’s request, the Company provided certain limited historical information about the Company’s operations to Vista to allow Vista to continue its evaluation.
In the afternoon on April 3, 2009, Vista sent the Company a written proposal to acquire the Company in a merger in which stockholders would receive $3.25 per share in cash. The Acquisition Proposal did not contemplate that any debt financing would be required to fund the proposed merger. Following the delivery of the Acquisition Proposal, the Company declined Vista’s repeated requests to meet over the weekend to negotiate the terms of the Acquisition Proposal and the draft merger agreement that was also delivered. The full text of the letter setting forth the Acquisition Proposal read as follows:
April 3, 2009
Mr. Arun Chandra
Chief Executive Officer
SumTotal Systems, Inc.
1808 North Shoreline Boulevard
Mountain View, California 94043
Dear Arun:
We appreciate your willingness over the past weeks to provide Vista Equity Partners (“Vista”) with the historical operating information we previously requested. As you know, we viewed this information as a very important aspect to our ongoing review of the significant investment we have made in the Company. As the Company’s largest stockholder, we have worked with our advisors to continue to study carefully, among other things, the Company’s competitive position in the marketplace, its ongoing business model transition, the experience of the management team in overseeing such a transition, the overall impact of the difficult economic conditions on the Company’s prospects, and the valuation implications of these and other factors.
We have concluded, based on our exhaustive work and that of our advisors, that the Company’s ability to realize significant value for its stockholders during a lengthy and highly precarious business model transition as a standalone public company is, candidly, subject to significant risk and uncertainty. As a result, we believe that a compelling, high premium, all cash offer is the most effective way to maximize value for all stockholders, and we are prepared to make such a proposal.
Accordingly, we are pleased to submit a proposal for the acquisition of the Company in a merger pursuant to which your stockholders would receive $3.25 in cash for each share of common stock. We are confident your stockholders will find that this proposal reflects an exciting value for their shares, both in light of the Company’s current and recent trading history, as well as any realistic assessment of the Company’s standalone prospects, whether in the near or long term. In reaching this conclusion, we considered many factors, including but not limited to, the following:
•	How has the Company performed?
•	Since the closing of the Click2Learn / Docent merger, the Company has undergone multiple changes in both strategy and management.

•
In the face of these strategy and management changes, and challenging economic conditions, Wall Street research analysts following the Company have been forced to revise their financial forecasts for the Company downward in each of the last four quarters (including twice since our initial purchase of Company shares).

•	Since the Click2Learn / Docent merger, the Company’s share price has fallen by more than 75% (underperforming the NASDAQ by more than 50% over the same time period).
•
At present, the Company is a sub-scale public company with extremely limited trading liquidity (with average daily trading volume as a percentage of total float that is a fraction of that for other public software companies), making it very difficult, if not impossible, for shareholders to accumulate or exit significant positions without undue and disproportionate impact on the share price.

•	Is the Company’s latest strategy, a conversion to a Software as a Service (SaaS) model, assured or likely to succeed?
•	History has shown the conversion to SaaS to be an extremely complicated and challenging process that is fraught with technological and business model risk.
•	Even those who have succeeded have found the migration to be wrenching and value destructive along the way.
•	Successful transitions have been rare, and few management teams have the requisite experience to accomplish a successful transition.
•	In the best case, can such a conversion be expected to be completed within an acceptable time frame for public investors?
•	For full year 2008, the Company achieved only $8.75MM of on demand subscription revenues.
•
Precedent would suggest that the Company is unlikely to realize significant operating leverage, and therefore profits, until reaching a critical mass of SaaS revenues, particularly taking into account the costs associated with being a public company.

•
As we shared with you in our prior discussions, very few public companies have ever successfully executed such a transition, and even those that have took 4-5 years to fully effect the conversion. Conversely, there are numerous examples, including many of the Company’s competitors, of companies that have shown greater difficulty and have yet to deliver returns to their shareholders.

•
Further complicating the transition, as well as the certainty of outlook, we think few would disagree that the economic environment in which Software companies globally are now forced to compete is one of unprecedented challenges.

•	The Company’s own Q4 2008 earnings press release, released in February of 2009, stated the following: “due to economic uncertainties, the Company is unable to provide guidance for the full year 2009.”
•	Taking into account the above factors, does the proposal represent a favorable outcome for shareholders?
•
The proposal provides your stockholders with a 62% premium to the closing market price of the Company’s common stock today and represents a premium of 103%, 109% and 91% over the past volume-weighted 20, 30 and 60 day trading periods, respectively.

•
We believe that the proposal and the implied premium represent a very generous, risk-free sharing, today, of the upside we hope, but are not guaranteed, to be able to achieve over the next several years.

•
The proposal offers your stockholders full and immediate liquidity with no downside risk on the entirety of their existing positions (something that we believe would otherwise be very difficult or impossible to achieve, given the limited trading liquidity of the Company’s stock).

Of course, our proposal is subject to the negotiation of a mutually satisfactory definitive merger agreement, a draft of which we enclose, and the completion by us of certain confirmatory due diligence (which we believe can be completed in a matter of hours and concurrently with our negotiation of the merger agreement).
We recognize that, in evaluating any proposal, there are other material terms and conditions, in addition to price, that must be considered. We have anticipated these issues in our draft merger agreement and believe that we have taken a very constructive approach by including provisions that address any concerns regarding your Board’s ability to fulfill its fiduciary duties or regarding the certainty of a transaction closing. For example, we provide in our proposal a “go shop” right that, we believe, fully addresses any fiduciary duty concerns that your Board may have. In addition, our proposal does not include a closing condition relating to the financing of the transaction, and we have provided the Company with the ability to compel compliance with our obligation to close.
Vista, a private equity firm with offices in San Francisco and Chicago, has over $2.3 billion in equity capital under management. Vista was founded in 2000 and is exclusively focused on equity transactions involving enterprise software businesses and technology-enabled solutions companies. Over the last nine years, Vista has successfully demonstrated its ability to create value through a disciplined investment focus on companies that offer mission-critical software and technology-enabled solutions. Since 2000, the Vista team has invested over $1.4 billion in equity and completed over $7 billion in total transaction value. Vista’s financial and operational abilities combined with its depth of experience in the software sector enable Vista to complete diligence quickly and to provide a high degree of deal certainty. Vista is currently investing out of its latest fund $1.3 billion Vista Equity Partners Fund III which closed in 2008.
As you know, we have the highest regard for your employees. We have a history of treating employees fairly and look forward to working with your team following a closing.

As you can appreciate, with any proposal of this type, time is of the essence. Accordingly, we are standing by to meet with you and your advisors. We would be happy to meet with you, your Board of Directors, senior management and advisors immediately to discuss our proposal and to answer any questions you may have. We are ready to move quickly to finalize a definitive agreement and have prepared our proposal in a manner to do so. As an example, we have prepared the merger agreement in order to enable us to complete negotiations over this weekend.
Obviously, many of the provisions we have included in our proposal, including our fully valued price, are designed to permit both of us to comfortably move to an agreement in a short period of time.
We trust that you and your Board of Directors will share our strongly held view that our proposal clearly delivers tremendous value to your stockholders. In sum, we are submitting a proposal with a compelling cash price, high certainty of closing and broad flexibility for your Board.
Sincerely,

VISTA EQUITY PARTNERS III, LLC
By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Senior Managing Member

cc: Jack Acosta, Chairperson
On April 6, 2009, Vista delivered a notice to the corporate secretary of the Company in accordance with the Bylaws with respect to the nomination of Robert F. Smith, Charles R. Whitchurch and John N. Staples III for election to the Board at the Company’s 2009 annual meeting of stockholders.
On April 9, 2009, Vista submitted a letter to the Board of the Company inviting the Company to share publicly its preliminary revenue and margin results from the first quarter of this year and to reconsider its position regarding meeting with us to negotiate a transaction that maximizes value for all the Company’s stockholders. The letter read as follows:
Dear Board of Directors of SumTotal Systems, Inc.:
Vista Equity Partners Fund III, L.P. (“Vista”) is deeply disappointed that, despite repeated requests by us and our advisors, you, the management of SumTotal Systems, Inc. (“SumTotal” or the “Company”) and your advisors continue to refuse to meet with us to discuss the proposal we submitted nearly one full week ago.
The Discovery Group, which beneficially owns 9.8% of SumTotal and is one of your largest stockholders, has also expressed their view that the Board of SumTotal should engage in negotiations with us and pursue a sale of the Company. As you know, the Discovery Group announced that they sent a letter to you on April 6th, stating “We agree with the opinion expressed by Vista in the letter that ‘...a compelling, high premium, all cash offer is the most effective way to maximize value for all stockholders...’ Therefore, as one of the largest shareholders of SumTotal we encourage the Board to seek to complete a sale of SumTotal by 1) negotiating in good faith with Vista Equity Partners, and 2) promptly inviting other logical suitors to discuss alternative transactions.”

As you are well aware, our proposal provides for stockholders to receive $3.25 per share, in cash, (representing a 62% premium to the closing market price of SumTotal’s Common Stock on April 3rd, the last trading day prior to the public announcement of our proposal, and a 109% premium to the thirty day volume-weighted average price leading up to the date of our proposal). The draft merger agreement we submitted provides a high degree of certainty for your stockholders by excluding any closing condition related to financing the transaction, and enabling the Company to compel Vista’s compliance with our obligation to close the transaction.
In addition, as you also know, our proposal provides you with a “go shop” right which enables you as a Board of Directors to approve and accept our proposal today in full compliance with your fiduciary obligations, and provides the Company’s stockholders the ability to benefit from any bona fide superior proposals that may be put forward. To the extent that your failure to meet with us is due to a desire on your part to conduct some form of “sale process” involving third parties, we would point out that our draft merger agreement allows for just such a process, but with the added benefit of having a committed alternative that other bidders would understand they need to exceed in order to be competitive.
Given the time that has elapsed since our last letter, we now encourage the Company to share publicly its preliminary revenue and margin results from the first quarter of this year, which we would presume are now available in preliminary form. We are certain all stockholders would welcome the Company’s most recent operating results in order to equitably evaluate the various alternatives available to the Company.
We trust you will reconsider your position regarding meeting with Vista to negotiate a transaction that maximizes value for all of the Company’s stockholders. Vista and our advisors remain available to meet at your convenience at any time, including over this weekend.
Sincerely,

VISTA EQUITY PARTNERS III, LLC
By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Senior Managing Member

Since we submitted this letter to the Board on April 9, despite repeated requests and the Company’s receipt of the aforementioned letter from Discovery Group, the Company has not been willing to engage in any substantive discussions or negotiations with us regarding our proposal to acquire the Company.
Vista intends to continue to seek to negotiate with the Company with respect to the Acquisition Proposal. If such negotiations result in a definitive agreement between Vista and the Company, such negotiations could result in, among other things, termination of this proxy solicitation. Although Vista does not currently intend, in the event the Nominees are elected, to alter the terms of the Acquisition Proposal, it is possible that, depending on the facts and circumstances existing at the time, the terms might be altered in one or more material respects.
Reasons for the Solicitation
Vista urges all Stockholders to vote FOR the election of Vista’s Nominees for the following reasons:
A VOTE FOR VISTA’S NOMINEES WILL SEND A MESSAGE TO THE COMPANY THAT STOCKHOLDERS WANT THE COMPANY TO MAXIMIZE STOCKHOLDER VALUE, INCLUDING BY NEGOTIATING WITH VISTA.
•	The Company has failed to deliver meaningfully improved profitability or share price appreciation to stockholders since its formation via a merger in 2004.
•
As of the last trading day prior to Vista’s Acquisition Proposal, the Company’s share price was down 75% since closing the Docent / Click2learn transaction, significantly underperforming other publicly-traded companies focused on Human Capital Management (“HCM”) (1) (by 60%) and the NASDAQ Composite Index (by 59%), over the same period.

(1)
Publicly-traded companies focused on HCM include: SkillSoft Public Limited Company, The Ultimate Software Group, Inc., SuccessFactors, Inc., Taleo Corporation, Kenexa Corporation, the Company, Saba Software, Inc., and Salary.com, Inc.; Note: share price returns incorporate HCM-focused companies traded publicly since 3/18/04 and exclude the Company.

(2)	Dates along the horizontal axis of the graph are at approximately equal intervals between 3/19/04 and 4/3/09.

(1)	As reported by the Company at the B. Riley 10th Annual Institutional Investor Conference on March 18, 2009.
•	As a micro-cap public company with limited trading liquidity, current stockholders have had little choice but to retain their positions:
•
Prior to the Vista Acquisition Proposal, the Company’s market capitalization of $64 million was less than 7% of the median market capitalization of the Top 100 software companies within Standard Industrial Classification 7372, Prepackaged Software, as ranked by market capitalization.

•	As of April 3, 2009, the aggregate market capitalization of the eight publicly-traded companies focused on HCM was $2.3 billion — the Company’s market capitalization constituted only 3% of that total.
•
The aggregate holdings of the Company’s top 5 stockholders on April 3, 2009, was equal to 151 days of trading volume (based on average daily trading volume of approximately 97,000 shares of Common Stock calculated over the latest 12 months prior to Vista’s Acquisition Proposal).

•	The Company has a limited research following:
•	Since 2006, sell-side equity analyst coverage has declined from 7 to 5; and
•
By comparison, the most highly covered HCM-focused public companies (The Ultimate Software Group, Inc., Kenexa Corporation, Taleo Corporation and SuccessFactors, Inc.) each command between 17 and 20 sell-side equity analysts.

•	We believe the prospects for improvement, assuming the status quo, are limited:
•	We believe that Learning Management Systems’ (“LMS”) end markets face slowing growth and increased saturation in the near term, compounded by challenging economic conditions.
•	We believe that the substantial majority of large enterprises already have LMS in place.
•	The Company’s most recently announced strategy, to convert to an on-demand model, is likely to further complicate matters.
•
The Company’s full-scale transition to a Software-as-a-Service (“SaaS”) model appears to be in the very early stages, as evidenced by the fact that the Company managed to generate only $8.75 million of on-demand revenue, representing 7% of total revenue, during 2008.

•	Regardless of the stage in the SaaS conversion, a number of conversions by other companies have shown the process to be extremely complicated and time-consuming.
•	We believe that the present management team lacks the requisite experience to effect a SaaS transition.
•
Based on the biographies of the executive team identified on the Company’s website, we believe the majority of the Company’s executives and officers lack prior SaaS experience and have never attempted to convert a company from a perpetual license to a SaaS business model.

•
Vista has attempted to negotiate for an acquisition of the Company, offering a sizeable premium, in cash, but the Company’s Board has failed to engage in discussions since the submission of the Acquisition Proposal:

•
Our all cash proposal of $3.25 per share represents a 62% premium to the closing market price of the Company’s Common Stock on April 3, 2009, the last trading day prior to the public announcement of our proposal, and a 109% premium to the thirty day volume-weighted average price leading up to the date of our proposal;

•	The Acquisition Proposal offers stockholders the opportunity to sell their entire position in the Company at a sizeable premium; and
•	While refusing to engage in discussions with Vista, the Company’s Board promptly amended the Company’s Chief Executive Officer’s golden parachute to make it more favorable for him.
•	The amendment occurred on the very same day as the Acquisition Proposal and just six months following the appointment of the Chief Executive Officer.
•
Vista’s Nominees have relevant experience as directors, including with public companies and software companies, and are prepared to explore proactively all available alternatives, both operational and strategic, for maximizing stockholder value, in accordance with their fiduciary duties.

•	Two of the Vista Nominees are not affiliated with Vista:
•
Charles R. Whitchurch served as CFO and Treasurer of Zebra Technologies Corporation (NASDAQ: ZBRA), a manufacturer of bar code printers and active FRID technology, for 17 years and is currently chairman of the audit committee on the board of SPSS, Inc. (NASDAQ: SPSS), a provider of predictive analytic software, as well as serving on the board of ScanSource, Inc. (NASDAQ: SCSC), a distributor of specialty technology products; and

•
John N. Staples III is an experienced attorney currently serving on the board and Strategic Oversight Committee of infoGROUP Inc. (NASDAQ: IUSA), a leading provider of sales leads, mailing lists, direct marketing, database marketing, e-mail marketing and market research solutions. Mr. Staples co-founded Evanston Partners, a wealth management firm, in 2007.

•	Vista Nominee Robert F. Smith has extensive experience with software companies, including those attempting a transition to a SaaS model:
•
Mr. Smith has served on the board of 11 software companies, including then publicly-traded Aspect Communications Corp. (formerly NASDAQ: ASPT), and has direct experience on the board of companies that provide a SaaS product offering;

•
During the two years Mr. Smith served as a Director on the board of Aspect Communications Corp., its market capitalization increased from approximately $145 million to a sale price of approximately $1 billion in cash; and

•	Mr. Smith founded Vista Equity Partners in 2000, and has served as its Managing Principal since its inception.
•
Vista, a private equity firm with offices in San Francisco and Chicago, has over $2.3 billion in equity capital under management and is focused on equity transactions involving enterprise software businesses and technology-enabled solutions companies.

•	Since 2000, the Vista team has invested over $1.4 billion in equity and completed over $7 billion in total transaction value.
UNLIKE VISTA, THE COMPANY’S BOARD AND MANAGEMENT HAVE CHOSEN NOT TO INVEST IN THE COMPANY.
•	Vista owns approximately 12.7% of the Company’s Common Stock, making it the single largest stockholder of the Company by a significant margin.
•	As of April 3, 2009, the Board of Directors and executive officers of the Company owned, collectively, less than 1.1% of the Company’s Common Stock.
•	John Coné and Ali Kutay, existing directors standing for re-election to the Company’s Board, combined own less than 5,000 shares of the Company’s Common Stock.
•	We believe, based on public filings, that the Company’s directors, collectively, have purchased only 10,000 shares of the Company’s Common Stock in the past twelve months.

ELECTION OF THE NOMINEES
We are soliciting proxies from the Company’s stockholders in order to elect Robert F. Smith, Charles R. Whitchurch, and John N. Staples III as Class II directors of the Company at the Annual Meeting. According to publicly available information, the Board currently consists of eight directors who are divided into three classes, with each class to be elected for a three-year term on a staggered basis. The three members of Class II are up for election at the Annual Meeting. If the three Nominees are elected to the Board, they will replace the incumbent Class II directors: John Coné, Donald E. Fowler and Ali Kutay. We currently expect that each of [John Coné, Donald E. Fowler and Ali Kutay] will be nominated by the Company for election at the Annual Meeting to a three-year term.
The Nominees, if elected at the Annual Meeting, would hold office until the 2012 annual meeting of stockholders of the Company and until their respective successors have been duly elected and qualified. Each of the Nominees has consented to being named as a nominee in this proxy statement and, if elected, to serving as a director of the Company.
We believe the Nominees are highly qualified to serve as directors on the Board and are independent within the meaning of NASDAQ’s Marketplace Rules, subject to the Board making an affirmative determination of independence in accordance with the applicable NASDAQ rules. In addition, we believe that the Nominees are independent under the heightened independence standards applicable to audit committee members under the Company’s audit committee charter and the applicable NASDAQ and SEC rules (although Vista does not qualify for the safe harbor under SEC Rule 10A-3(e)(1)(ii), we believe that Vista does not control the Company and that Mr. Smith would be independent under that Rule notwithstanding his position with Vista). Neither Mr. Whitchurch nor Mr. Staples is affiliated with Vista or any subsidiary of Vista. Mr. Smith is an employee of Vista and the managing member of Vista II GP. Each of the Nominees has agreed to serve as a nominee.
In addition, each of the Nominees understands that, if elected as a director of the Company, each Nominee would have an obligation to act in the best interests of the Company in accordance with his or her duties as a director. There is no understanding between Vista and the Nominees with respect to any decisions that they will be called upon to make as directors of the Company. Accordingly, we expect that the Nominees will exercise their independent judgment in all matters before the Board in accordance with their duties to the Company.
We are not seeking control of the Board at the Annual Meeting, and there can be no assurance that, if the Nominees are elected, they would take any action to cause the Board to approve the Acquisition Proposal or any other transaction with Vista. The Nominees, if elected, will serve with the Company’s five other directors and thus will not constitute a majority of the Board. However, we believe that the election of the Nominees will demonstrate that the Company’s stockholders believe the Board should take actions to maximize stockholder value, including negotiating with Vista regarding its Acquisition Proposal. If elected, the Nominees could take steps to try to persuade the other Board members to support and facilitate our proposal should the Nominees, as new directors, deem it appropriate in the exercise of their duties to the Company.
Although we have no reason to believe that any of the Nominees would be unable or unwilling to serve as a director, if any of the Nominees is not available for election, the shares represented by the enclosed GREEN proxy card will be voted for the election of such other nominee or nominees as may be designated by us to the fullest extent permitted by applicable law. We reserve the right to: (i) nominate additional nominees to fill any director positions created by the Board prior to or at the Annual Meeting; (ii) nominate additional or other persons if the Company makes or announces any change to the Bylaws or takes or announces any other actions that are designed to, or have the effect of, disqualifying any of the Nominees; and (iii) nominate a substitute person or substitute persons for election as directors in the event that any of the Nominees becomes unable or unwilling to serve as a director. In any such case, the shares represented by the enclosed GREEN proxy card will be voted for such substitute or substitutes to the fullest extent permitted by applicable law.

Information Regarding the Nominees
The Nominees have furnished the following information regarding their principal occupations, business experience and certain other information. The Nominees have also furnished additional information, as required by the SEC rules and applicable law, in Annex A of this proxy statement.

Name and		Principal Occupation or Employment
Business Address	Age	during the Past Five Years

Robert F. Smith Business Address: 150 California Street 19th Floor San Francisco, CA 94111	46
Mr. Smith founded Vista Equity Partners in 2000 and has served as its Managing Principal since its inception. Prior to founding Vista Equity Partners, Mr. Smith was the Co-Head of the Enterprise Systems and Storage sector for Goldman, Sachs & Co.’s investment banking division. While at Goldman Sachs, he executed and advised on merger and acquisition activity across a broad range of technology segments. Mr. Smith also served as the business unit manager for Goldman’s Mergers and Acquisitions group. Prior to Goldman, Mr. Smith worked in industry in various management and technical management positions. He is the principal inventor on two United States and two European patents. Mr. Smith currently sits on a number of software company boards of directors, including Reynolds & Reynolds, ADERANT, SirsiDynix, Sunquest, Ventyx, and Zywave. He has previously been on the boards of Applied Systems, Aspect Communications (formerly NASDAQ: ASPT), SER Solutions, SourceNet Solutions, and SRC Software. He is also a member of the Young President’s Organization and a Trustee of the Boys & Girls Club of San Francisco. Mr. Smith received a B.S. in Chemical Engineering from Cornell University and an M.B.A., with a concentration in Finance and Marketing, from Columbia Business School.

Charles R. Whitchurch Business Address: None	62
Mr. Whitchurch has served on the board of SPSS Inc. (NASDAQ: SPSS), a provider of predictive analytic software, since October 2003, and serves as chairman of the audit committee. He also serves on the boards of ScanSource, Inc. (NASDAQ: SCSC), a distributor of specialty technology products, and Landmark Aviation, a privately held company in the general aviation industry. From September 1991 through his retirement in June 2008, Mr. Whitchurch served as the Chief Financial Officer and Treasurer of Zebra Technologies Corporation (NASDAQ: ZBRA), a manufacturer of bar code printers and active RFID technology. He holds a bachelors degree in economics (Phi Beta Kappa) from Beloit College and an M.B.A. from Stanford University.

John N. Staples III Business Address: 44 Montgomery Street Suite 900 San Francisco, CA 94104	62
Mr. Staples is an attorney practicing in San Francisco, California, and he co-founded Evanston Partners, a wealth management firm, in April 2007. From September 2005 until the founding of Evanston Partners, Mr. Staples worked at the Whittier Trust Company, an investment and wealth management firm, and from January 2003 until September 2005, he worked at Fiduciary Trust Company, a wealth management firm. Since November 2007, Mr. Staples has served as a director of infoGROUP Inc. (NASDAQ: IUSA), and he is currently a member of infoGroup’s Strategic Oversight Committee. Mr. Staples is a former director of Valley National Bank of Salinas, California, and of Household Bank, FSB. He is a graduate of Trinity College and Pepperdine University School of Law. Mr. Staples was a helicopter pilot in the United States Marine Corps, serving in Vietnam in 1970-1971. He is a retired Lieutenant Colonel in the United States Air Force Reserves.

Arrangements between Vista and the Nominees
Neither Mr. Whitchurch nor Mr. Staples is affiliated with Vista or any subsidiary of Vista. Mr. Smith is an employee of Vista and the managing member of Vista II GP. Each of the Nominees has agreed to serve as a nominee, as described below.
Each Nominee has consented to be a nominee of Vista Fund III for election as a director of the Company at the Annual Meeting, to be named as a nominee in this proxy statement and to serve as a director of the Company if elected. Vista Fund III has entered into an indemnity agreement with each Nominee, pursuant to which Vista Fund III will indemnify the Nominee, to the fullest extent not prohibited by law, for any losses arising from his participation in Vista Fund III’s solicitation of proxies from the stockholders of the Company for election of the Nominee to the Board at the Annual Meeting. The indemnity provided in such agreement is limited by reference to certain standards for the Nominee’s conduct. Under the indemnity agreement, Vista Fund III has also agreed to reimburse each Nominee for his reasonable out of pocket expenses in connection with such participation in the solicitation of proxies.
Compensation of the Company’s Directors
If elected to the Board, the Nominees will not receive any form of compensation from Vista, and will receive indemnification only to the extent that it is provided by the Company for their service as directors of the Company. They will, however, receive whatever compensation the Board has established for non-employee directors of the Company unless and until the Board determines to change such compensation. The following discussion summarizes the Company’s compensation and indemnification of directors based solely on the Company’s definitive proxy statement on Schedule 14A, filed with the SEC on [____], 2009.
[____]
In addition to the above, the Company’s Amended and Restated Certificate of Incorporation and Bylaws provide indemnification for its present or former officers and directors to the maximum extent permitted by law. In general, the Company will pay the costs of legal defense, settlements or judgments on behalf of an officer or director relating to actions taken in the course of employment or service with the Company, as long as such actions meet applicable standards. The Company has entered into agreements to indemnify its directors, in addition to the indemnification provided for in the Company’s Amended and Restated Certificate of Incorporation and Bylaws. These agreements, among other things, provide for indemnification of the Company’s directors for many expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provided services at the Company’s request.

Interests of the Nominees
We expect that each of the Nominees, if elected, will be entitled to receive compensation customarily paid by the Company to its non-employee directors. We expect that each of the Nominees, if elected, will be indemnified for service as directors of the Company to the same extent indemnification is provided to the current directors of the Company and that such Nominees will be covered by the Company’s director and officer liability insurance.
Other than as described in this proxy statement, none of the Nominees has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. Mr. Smith has an interest in the election of the Nominees because he believes that such individuals, if elected, will seek to influence the Board to consider ways of maximizing stockholder value, which could include negotiation with Vista on the Acquisition Proposal. At the same time, if the Nominees are elected, they will not have the ability to require the Board to take any action, and they will have a fiduciary duty to act in the best interests of all stockholders of the Company.
The Nominees have furnished additional information located on Annex A to this proxy statement.
WE STRONGLY URGE YOU TO VOTE “FOR” AND TO FOLLOW THE INSTRUCTIONS IN THE
ENCLOSED GREEN PROXY CARD TO AUTHORIZE A PROXY TO VOTE “FOR” THE ELECTION OF
ROBERT F. SMITH, CHARLES R. WHITCHURCH, AND JOHN N. STAPLES III TO SERVE AS CLASS
II DIRECTORS ON THE BOARD.
DO NOT return any WHITE proxy card you may receive from the Company or otherwise authorize a proxy to vote your shares for the Company’s nominees. If you have already submitted a WHITE proxy card that may have been sent to you by the Company or otherwise authorized a proxy to vote your shares for the Company’s nominees, it is not too late to change your vote. To revoke your prior proxy and change your vote, simply sign and return the enclosed GREEN proxy card in the postage-paid envelope provided (or, if you hold your shares of Common Stock in “street name” with a bank, brokerage firm, dealer, trust company or other nominee, follow the instructions for authorizing a proxy to vote, including by Internet or telephone, provided in the enclosed GREEN voting form). Only your latest dated proxy will be counted.

RATIFICATION OF ACCOUNTANTS
According to the Company’s 2009 preliminary proxy statement, filed with the SEC, the Company will also solicit proxies with respect to a proposal for the stockholders to [ratify the selection of BDO Seidman, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009] (the “Ratification of Accountants”). Vista makes no recommendation with respect to the Ratification of Accountants.
VISTA MAKES NO RECOMMENDATION WITH RESPECT TO THE RATIFICATION OF ACCOUNTANTS. IF
THE GREEN PROXY CARD IS RETURNED WITHOUT ANY INSTRUCTIONS AS TO THE RATIFICATION OF
ACCOUNTANTS, VISTA INTENDS TO VOTE THE SHARES OF COMMON STOCK SUBJECT TO THAT
PROXY FOR THE RATIFICATION OF ACCOUNTANTS.
OTHER MATTERS
We do not know of any other matters to be presented for approval by the Company’s stockholders at the Annual Meeting. If, however, other matters are properly presented, the persons named in the enclosed GREEN proxy card will vote the Common Stock of the Company represented thereby in accordance with their discretion pursuant to the authority granted in the proxy.
Vista and its affiliates intend to vote all of their shares of the Company’s Common Stock at the Annual Meeting FOR the election of the Nominees and FOR the Ratification of Accountants as described in this Proxy Statement.
VOTING AND PROXY PROCEDURES
Securities Entitled to Vote
According to publicly available information, the only securities eligible to be voted at the Annual Meeting are shares of the Company’s Common Stock. Only stockholders at the close of business on the Record Date, which is April 15, 2009, are entitled to vote. Each common share represents one vote, and all shares vote together as a single class. If you are a stockholder of record as of the Record Date, you will retain your right to vote even if you sell your shares after the Record Date. According to information provided to us by the Company, there were approximately [•] shares of Common Stock issued and outstanding as of the Record Date and entitled to vote at the Annual Meeting.
Quorum; Vote Required
The quorum and voting requirements set forth below are based on current Article III, Sections 8 and 10, of the Bylaws.
The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum. Stockholders of record on the Record Date are entitled to one vote per share of Common Stock.
A majority of all the votes cast at the Annual Meeting at which a quorum is present is sufficient to approve any matter that properly comes before the meeting, except as otherwise provided by law or by the Company’s Amended and Restated Certificate of Incorporation or the Bylaws, and except that a plurality of all the votes cast at the Annual Meeting at which a quorum is present is sufficient to elect a director.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. The nominees for director who receive the highest number of affirmative votes will be elected as directors. Votes withheld from a nominee are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.
The Ratification of Accountants, and most other matters that may come before the Annual Meeting, would require the approval of a majority of the votes cast on the matter.
Abstentions and broker non-votes will not be counted as votes cast for such purposes and therefore will have no effect on the results of a stockholder vote. See “—Broker Non-Votes” below for more information.
Voting by Proxy
If your shares of Common Stock are held in your own name, please authorize a proxy to vote by signing and returning the enclosed GREEN proxy card in the postage-paid envelope provided.
If you hold your shares of Common Stock in “street name” with a bank, brokerage firm, dealer, trust company or other nominee, only they can exercise your right to vote with respect to your shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, brokerage firm, dealer, trust company or other nominee to ensure that a GREEN proxy card is submitted on your behalf. Instructions for authorizing a proxy to vote, including by Internet or telephone, are provided in the enclosed GREEN voting form. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Vista Equity Partners c/o D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, so that we may be aware of all instructions given and can attempt to ensure that such instructions are followed.
Execution and delivery of a proxy card by a record holder of shares of Common Stock will be presumed to be a grant of a proxy with respect to all shares held by such record holder unless the proxy card specifies otherwise.
If you return a signed GREEN proxy card without providing voting instructions, your Common Stock of the Company will be voted: (1) FOR the election of each of the Nominees as a Class II director; and (2) FOR [the ratification of BDO Seidman, LLP’s selection as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009].
We do not know of any other matters to be presented for approval by the Company’s stockholders at the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the enclosed GREEN proxy card will vote the shares represented thereby in accordance with their discretion pursuant to the authority granted in the proxy.
Your vote is very important. If you do not plan to attend the Annual Meeting, we encourage you to read this proxy statement and authorize a proxy in accordance with the instructions contained in the enclosed GREEN proxy card prior to the Annual Meeting, so that your shares will be represented and voted in accordance with your instructions. Even if you plan to attend the Annual Meeting in person, we recommend that you authorize a proxy to vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.
Broker Non-Votes
If you hold your shares in “street name” with a bank, brokerage firm, dealer, trust company or other nominee and do not provide voting instructions to such nominee, your shares of Common Stock will not be voted on any proposal on which your nominee does not have discretionary authority to vote. In this case, a “broker non-vote” occurs. Shares constituting broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved a matter, but they are counted as present for the purpose of determining a quorum at the Annual Meeting.

For the Annual Meeting, because of the solicitation of proxies described in this proxy statement, the election of directors at the Annual Meeting is a “non-routine matter,” and brokers do not have discretionary authority to vote your shares on “non-routine matters.” Therefore, unless you provide specific voting instructions to your broker, they would not have discretionary authority to vote your shares for the election of directors at the Annual Meeting and your shares would not be voted for any of the nominees. If your shares are held in “street name,” please follow the instructions for authorizing a proxy to vote, including by Internet or telephone, provided in the enclosed GREEN voting form.
Revocation of Proxies
You may revoke your proxy at any time prior to its exercise by attending the Annual Meeting and voting in person, by mailing a validly executed, later dated proxy card or by submitting a written notice of revocation to either (A) Vista Equity Partners c/o D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, or (B) the Company’s Corporate Secretary at the principal executive offices of the Company at 1808 North Shoreline Boulevard, Mountain View, CA 94043. Attending the Annual Meeting alone without taking one of the actions above will not revoke your proxy. A revocation may be in any written form validly signed by the record holder or an authorized agent of the record holder as long as it clearly states that the proxy previously given is no longer effective. Stockholders who hold their shares in “street name” with a bank, brokerage firm, dealer, trust company or other nominee will need to notify the person responsible for their account to revoke or withdraw previously given instructions. Unless revoked in the manner set forth above and subject to the foregoing, duly authorized proxies in the form enclosed will be voted at the Annual Meeting in accordance with your instructions. We request that a copy of any revocation sent to the Company or any revocation notification sent to the person responsible for a bank or brokerage account also be sent to us, care of D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, so that we may be aware of any revocation of a proxy.
DO NOT return any WHITE proxy card you may receive from the Company or otherwise authorize a proxy to vote your shares for the Company’s nominees. If you have already submitted a WHITE proxy card that may have been sent to you by the Company or otherwise authorized a proxy to vote your shares for the Company’s nominees, it is not too late to change your vote. To revoke your prior proxy and change your vote, simply sign and return the enclosed GREEN proxy card in the postage-paid envelope provided (or, if you hold your shares of Common Stock in “street name” with a bank, brokerage firm, dealer, trust company or other nominee, follow the instructions for authorizing a proxy to vote, including by Internet or telephone, provided in the enclosed GREEN voting form). Only your latest dated proxy will be counted.
Submitting to us your proxy to vote by executing the enclosed GREEN proxy card will result in the revocation of all prior proxies you have previously given with respect to the Annual Meeting.
Attending the Annual Meeting
You are entitled to attend the Annual Meeting only if you are a stockholder of record or a beneficial owner as of the close of business on the Record Date, which is April 15, 2009, or if you hold a valid proxy for the Annual Meeting.
If you hold your shares of Common Stock in “street name” with a bank, brokerage firm, dealer, trust company or other nominee, then your name will not appear in the Company’s register of stockholders. Those shares are held in your nominee’s name, on your behalf, and only your nominee will be entitled to vote your shares. If your shares are held of record by a bank, brokerage firm, dealer, trust company or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. Instead, you should promptly give instructions to your bank, brokerage firm, dealer, trust company or other nominee to ensure that a GREEN proxy card is submitted on your behalf by following the instructions for authorizing a proxy to vote, including by Internet or telephone, provided in the enclosed GREEN voting form.

NO APPRAISAL OR DISSENTER’S RIGHTS
Stockholders of the Company will not have rights of appraisal or similar dissenter’s rights with respect to any of the matters identified in this proxy statement to be acted upon at the Annual Meeting. If the Acquisition Proposal made by Vista were to be accepted by the Company, stockholders would have the right to dissent and seek appraisal of their shares of Common Stock.
SOLICITATION OF PROXIES
Proxies may be solicited by mail, telephone, facsimile, telegraph, the Internet, e-mail, newspapers and other publications of general distribution and in person.
We have retained D.F. King & Co., Inc. (“D.F. King”) for solicitation and advisory services in connection with solicitations relating to the Annual Meeting, for which D.F. King is anticipated to receive a fee of up to approximately $[•]. Up to [•] people may be employed by D.F. King to solicit the Company’s stockholders for the Annual Meeting. We have also agreed to reimburse D.F. King for out-of-pocket expenses and to indemnify D.F. King against certain liabilities and expenses, including legal fees and related charges.
Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of Common Stock of the Company held as of the record date of the Annual Meeting. We will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, directors, executive officers and certain other employees of Vista may solicit proxies as part of their duties in the normal course of their employment without any additional compensation.
Union Square Advisors LLC (“Union Square”) is acting as Vista’s financial advisor in connection with Vista’s proposal to acquire the Company, for which services Union Square will receive customary compensation in addition to reimbursement for reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel). In addition, Vista has agreed to indemnify Union Square, its affiliates, the respective members, directors, officers, partners, agents and employees of Union Square and their affiliates, and any person controlling Union Square or any of its affiliates, against specified liabilities. Union Square will participate in the solicitation of proxies on our behalf. Union Square does not intend to employ any specially engaged employees in connection with the solicitation of proxies, but Christopher D. Dillon, Edward R. Smith, Ethan M. Topper and Ethan F. Zweig, each an employee of Union Square, may solicit the Company’s stockholders for the Annual Meeting. None of Union Square or any of the foregoing persons will receive any compensation for, or in connection with, any solicitation activities in addition to the compensation and expense reimbursements described above under its engagement as financial advisor to Vista. Further information regarding Union Square and its employees who may be deemed participants in the solicitation of the Company’s stockholders in connection with the Annual Meeting is included in Annex A.
Union Square is an investment banking advisory firm primarily servicing companies in the technology sector. Union Square is not involved in trading, research, lending or principal investing. However, Union Square’s affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of Vista, the Company or any other company, or any currency or commodity, that may be involved in the proposed acquisition of the Company, or any related derivative instrument.

The entire expense of soliciting proxies for the Annual Meeting by us or on our behalf will be borne initially by us. To the extent legally permissible, Vista currently intends to seek reimbursement from the Company for those expenses if any of our Nominees is elected. If Vista seeks reimbursement of the expenses of this solicitation from the Company, the decision whether or not to reimburse Vista for its expenses will be made by the Board, and the question of such reimbursement will not be submitted to a stockholder vote. The total expenditures incurred by us to date in connection with this solicitation are approximately $[•]. We anticipate that the total expenses we will incur in furtherance of, or in connection with, the solicitation of proxies for the Annual Meeting will be approximately $[•] . The actual amount could be higher or lower depending on the facts and circumstances arising in connection with any such solicitation.
CERTAIN INFORMATION REGARDING VISTA
Vista’s principal business is to make and dispose of investments primarily in equity securities of companies in the middle-market software and technology-enabled solutions sector. Vista III GP is the general partner of each of the Vista Funds, and Vista EP III is the investment advisor to the Vista Funds. Vista II GP is the senior managing member of Vista III GP, and Mr. Robert F. Smith is the managing member of Vista II GP. Mr. Smith’s principal occupation is serving as a Senior Managing Member of Vista EP III, a San Francisco-based private equity management firm.
Vista’s headquarters and principal offices are located at 150 California Street, 19th Floor, San Francisco, CA 94111, and its telephone number is (415) 765-6500.
Additional information regarding Vista is set forth on Annex A to this proxy statement.
STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING
As of the date of this proxy statement, the Company has not disclosed the dates prior to which notices of nominations for election to the Board or stockholder proposals in respect of the 2010 annual meeting of stockholders of the Company must be delivered to the Company. We believe that, in determining these dates, the principles below will apply.
Under Rule 14a-8 of U.S. Securities Exchange Act of 1934 (the “Exchange Act”), in order for stockholder proposals to be considered for inclusion in the Company’s proxy statement for the 2010 annual meeting of stockholders, such proposals must be received by the Company at its principal executive offices not less than 120 calendar days before the anniversary of the date of the Company’s proxy statement released to stockholders in connection with the 2009 annual meeting. If an annual meeting is not held in 2009 or the date of the 2010 annual meeting varies by more than 30 days from the date of the 2009 annual meeting, the Company will be required to establish a deadline a reasonable time prior to printing and mailing its proxy materials for the 2010 annual meeting.
Under current Article III, Sections 5(b) and 5(c), of the Bylaws, a stockholder who wishes to (i) submit proposals for business at the next annual meeting or (ii) nominate directors for election at an annual meeting, must ensure that a notice containing the disclosure specified in Article III, Section 5(b), of the Bylaws is delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by the Company fewer than 100 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Such advance notice deadline would also generally be the deadline for “timely” proposals made in accordance with Rule 14a-4(c) under the Exchange Act.

CERTAIN ADDITIONAL INFORMATION
Information regarding security ownership of certain beneficial owners and management of the Company is included on Annex B to this proxy statement.
The information concerning the Company contained in this proxy statement and Annex B attached hereto has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although we have no knowledge that would indicate that statements relating to the Company contained in this proxy statement, in reliance upon publicly available information, are inaccurate or incomplete, to date we have not had direct access to the books and records of the Company, were not involved in the preparation of such information and statements and are not in a position to verify any such information or statements. Accordingly, we do not take any responsibility for the accuracy or completeness of such information or for any failure by the Company or any other person to disclose events that may have occurred and may affect the significance or accuracy of any such information.
This proxy statement is dated [•], 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.
You are advised to read this proxy statement and other relevant documents when they become available because they will contain important information. You may obtain a free copy of this proxy statement and other relevant documents that we file with the SEC at the SEC’s web site at http://www.sec.gov or by contacting D.F. King & Co., Inc. at 48 Wall Street, New York, New York 10005 or calling toll free at (800) 758-5378. Banks and brokers and callers from other countries should call collect at (212) 269-5550.
Please refer to the Company’s annual report on Form 10-K filed with the SEC on March 11, 2009, and its proxy statement when filed with the SEC, for certain additional information and disclosure required to be made by the Company in connection with the Annual Meeting in accordance with applicable law.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Vista urges you to read this entire proxy statement carefully. This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements reflecting the current views of the management of Vista with respect to, among other things, the potential benefits of a transaction with the Company or the timing thereof, Vista’s strategic objectives, business prospects, future financial condition, budgets, projected levels of production, projected costs and projected levels of revenues and profits. Such statements are identified by words or phrases such as “anticipates,” “estimates,” “projects,” “believes,” “intends,” “expects” and similar words and phrases. The forward-looking statements herein involve risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed or implied by such forward-looking statements including, among others, the following: (i) whether the Company enters into a definitive agreement with Vista with respect to a possible business combination; (ii) whether regulatory approvals required to consummate a possible business combination would be received in a timely manner; (iii) whether the anticipated benefits of a possible business combination can be realized; and (iv) whether Vista’s and the Company’s operations can be integrated successfully. Vista does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. These and other relevant factors and any other information included in this proxy statement, and information that may be contained in our other filings with the SEC, should be carefully considered when reviewing any forward-looking statement.

ANNEX A—ADDITIONAL INFORMATION
REGARDING PARTICIPANTS IN THE SOLICITATION
This Annex A sets forth certain information concerning each Nominee, Vista and certain other persons identified in this Annex A (the “Other Participants” and collectively, together with the Nominees and Vista, the “Participants”), who may be deemed participants in any solicitation of proxies from stockholders of the Company by Vista in connection with the Annual Meeting. Capitalized terms used but not otherwise defined in this Annex A have the meaning ascribed to them in the proxy statement to which this Annex A is attached. The terms “associate,” “affiliate” and “participant” used in connection with the statements in this Annex A have the meanings ascribed to them in the Exchange Act.
A. NOMINEES
Other than as disclosed in this proxy statement, there is no arrangement or understanding between any of the Nominees and any other person(s) pursuant to which any such Nominee was or is to be selected as a director or nominee of the Company.
During the past ten years, none of the Nominees has been convicted in a criminal proceeding (other than traffic violations or similar misdemeanors).
Neither Mr. Whitchurch nor Mr. Staples, nor any associate of Mr. Whitchurch or Mr. Staples, owns beneficially, directly or indirectly, any securities of the Company. As disclosed in the Schedule 13D relating to the Company that was filed by Vista on October 14, 2008 (as amended by the Schedules 13D/A filed on October 23, 2008, and April 6, 2009), Mr. Smith is the managing member of Vista II GP, which in turn controls, indirectly, the Vista Funds. By virtue of this ownership, Mr. Smith may be deemed to beneficially own the shares of Common Stock held of record and/or beneficially by the Vista Funds. Additional information about Vista’s ownership of Common Stock of the Company is set forth under “C. Other Information Concerning Vista and Other Participants” below. Subject to the foregoing, none of the Nominees has purchased or sold within the past two years any securities of the Company.
None of the Nominees owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company.
None of the Nominees owns any securities of the Company of record but not beneficially.
None of the Nominees is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.
None of the Nominees, or any of their respective associates or immediate family members (as such term is described in Item 404(a) of Regulation S-K promulgated under the U.S. Securities Act of 1933, as amended (“Regulation S-K”)), has had since the beginning of the Company’s last fiscal year, a direct or indirect material interest in any transaction or currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeded $120,000.
Other than as described in this proxy statement, none of the Nominees, or any associate of any of the Nominees, has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or (except to the extent arising in the normal course of Mr. Smith’s or Mr. Smith’s associate’s employment by and/or ownership interest in Vista in connection with Vista’s proposal to acquire the Company) with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

There are no material proceedings to which any Nominee, or any associate of any such Nominee, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.
There are no family relationships (as such term is defined in Item 401(d) of Regulation S-K) between any of the Nominees or between any of the Nominees and any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.
None of the Nominees has any position or office with the Company and no occupation or employment with which the Nominees have been involved during the past five years was carried on with the Company or any corporation or organization that is a parent, subsidiary or other affiliate of the Company. None of the Nominees has ever served on the Board.
None of the Nominees has been involved in any legal proceedings during the past five years that would be required to be disclosed under Item 401(f) of Regulation S-K.
None of the Nominees, or any associate of any Nominee, has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans or other compensation, from, or in respect of, services rendered on behalf of the Company, or is subject to any arrangement described in Item 402 of Regulation S-K.
B. PERSONS MAKING THE SOLICITATION AND OTHER PARTICIPANTS
The solicitation for election of the Nominees will be made by Vista. For information regarding Vista, please see the section entitled “Certain Information Regarding Vista” of the proxy statement to which this Annex A is attached.
Under the applicable regulations of the SEC, Union Square and certain employees of Vista and of Union Square, referred to in this Annex A as Other Participants, may be deemed participants in any solicitation of proxies from stockholders of the Company by Vista in connection with the Annual Meeting. The following table sets forth the name and current principal occupation or employment of each such person who may be deemed a participant. Additional information regarding the Other Participants is set forth in the following section.

Present Principal Occupation
Name	or Employment	Business Address
Robert B. Rogers	Principal of Vista	c/o Vista Equity Partners
150 California Street, 19th Floor
San Francisco, CA 94111
Brian N. Sheth	Principal of Vista	c/o Vista Equity Partners
150 California Street, 19th Floor
San Francisco, CA 94111
Union Square Advisors LLC	Investment banking advisory	Two Embarcadero Center, Suite 1330
	firm primarily servicing	San Francisco, CA 94111
companies in the technology
sector
Christopher D. Dillon	Employee of Union Square	Two Embarcadero Center, Suite 1330
San Francisco, CA 94111
Edward R. Smith	Employee of Union Square	Two Embarcadero Center, Suite 1330
San Francisco, CA 94111
Ethan M. Topper	Employee of Union Square	Two Embarcadero Center, Suite 1330
San Francisco, CA 94111
Ethan F. Zweig	Employee of Union Square	Two Embarcadero Center, Suite 1330
San Francisco, CA 94111

C. OTHER INFORMATION CONCERNING VISTA AND OTHER PARTICIPANTS
During the past ten years, none of Vista or any of the Other Participants has been convicted in a criminal proceeding (other than traffic violations or similar misdemeanors).
On the Record Date for the Annual Meeting, Vista Fund III was the record and beneficial owner of 100 shares of the Company’s Common Stock. No part of the purchase price or market value of these shares of Common Stock is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such shares.
Including Vista Fund III’s record and beneficial ownership of the shares of Common Stock described above, (i) Vista Fund III is the beneficial owner of 3,568,012 shares of Common Stock, (ii) Vista FAF is the beneficial owner of 81,206 shares of Common Stock and (iii) Vista Fund III Parallel is the beneficial owner of 367,536 shares of Common Stock. Vista III GP is the general partner of each of the Vista Funds, Vista EP III is the investment advisor to the Vista Funds and Vista II GP is the senior managing member of Vista III GP. Mr. Smith is the managing member of Vista II GP. By virtue of their direct or indirect ownership and/or control of the Vista Funds, Vista III GP, Vista II GP and Mr. Smith may be deemed to beneficially own the 100 shares of Common Stock held of record and beneficially by Vista Fund III as well as the 4,016,654 other shares beneficially owned by the Vista Funds. Vista III GP, Vista II GP and Mr. Smith each disclaims beneficial ownership of the shares of Common Stock owned by the Vista Funds, except to the extent of their pecuniary interest in the shares, if any.
For additional information regarding the Vista Funds’ holdings in the Company’s Common Stock, see: (i) “D. Transactions in Shares by Persons Engaged in Solicitation and Participants (Other Than The Nominees)” below; and (ii) the Schedule 13D filed with the SEC by the Vista Funds, Vista II GP, Vista III GP and Mr. Smith on October 14, 2008, as amended by the Schedules 13D/A filed on October 23, 2008, and April 6, 2009, and April 9, 2009.
Except as set forth above: (i) none of Vista, any of the Other Participants or any of their respective associates, owns beneficially, directly or indirectly, any securities of the Company; (ii) neither Vista nor any of the Other Participants owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; and (iii) neither Vista nor any of the Other Participants owns any securities of the Company of record but not beneficially.
Neither Vista nor any of the Other Participants is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.
Other than as described in this proxy statement, none of Vista, any of the Other Participants or any of their respective associates or immediate family members (as applicable, and as such term is described in Item 404(a) of Regulation S-K), has had since the beginning of the Company’s last fiscal year, a direct or indirect material interest in any transaction or currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000.

Vista, Mr. Rogers, Mr. Sheth and Mr. Smith have an interest in the election of the Nominees because they believe that such individuals, if elected, could take steps to try to persuade the other Board members to take actions to maximize stockholder value, including negotiations with us, should the Nominees, as new directors, deem it appropriate in the exercise of their duties as directors. At the same time, if the Nominees are elected, they will not have the ability to require the Board to take any action, and they will have a fiduciary duty to act in the best interests of all stockholders of the Company.
Union Square is acting as Vista’s financial advisor in connection with Vista’s proposal to acquire the Company, for which services Union Square will receive customary compensation in addition to reimbursement for reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel). In addition, Vista has agreed to indemnify Union Square, its affiliates, the respective members, directors, officers, partners, agents and employees of Union Square and their affiliates, and any person controlling Union Square or any of its affiliates, against specified liabilities. Union Square will participate in the solicitation of proxies on our behalf. Union Square does not intend to employ any specially engaged employees in connection with the solicitation of proxies, but Christopher D. Dillon, Edward R. Smith, Ethan M. Topper and Ethan F. Zweig, each an employee of Union Square, may solicit the Company’s stockholders for the Annual Meeting. None of Union Square or any of the foregoing persons will receive any compensation for, or in connection with, any solicitation activities in addition to the compensation and expense reimbursements described above under its engagement as financial advisor to Vista.
Other than as described in this proxy statement, none of Vista, any of the Other Participants or any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or (except to the extent arising in the normal course of such participant’s or participant’s associate’s employment with and/or ownership in Vista or Union Square in connection with Vista’s proposal to acquire the Company) with respect to any future transactions to which the Company or any of its affiliates will or may be a party.
D. TRANSACTIONS IN SHARES BY PERSONS ENGAGED IN SOLICITATION AND PARTICIPANTS (OTHER THAN THE NOMINEES)
Other than as set forth in the table below, none of Vista, any Nominee or any of the Other Participants has purchased or sold within the past two years any securities of the Company. Each of the transactions described below was a purchase of Common Stock of the Company.

Vista Fund III(1)

Trade Date	Number of Shares	Price Per Share
9/5/2008	434,249	$4.7600
9/8/2008	87,649	$4.9000
9/9/2008	88	$4.8400
9/9/2008	87,561	$4.8500
9/10/2008	82	$4.8700
9/10/2008	13,673	$4.8800
9/10/2008	88	$4.8850
9/10/2008	19,370	$4.8900
9/10/2008	11,394	$4.8950
9/10/2008	24,253	$4.9000
9/11/2008	130,861	$4.7500
9/11/2008	3,534	$4.7600
9/11/2008	88	$4.8000
9/12/2008	65,300	$4.8500
9/15/2008	1,665	$4.7000
9/15/2008	184,063	$4.7200
9/15/2008	174	$4.7300
9/15/2008	438	$4.7400
9/15/2008	251,905	$4.7500
9/16/2008	2,717	$4.6800
9/16/2008	1,302	$4.6900
9/16/2008	17,894	$4.7000
9/16/2008	11,043	$4.7300
9/16/2008	10,869	$4.7400
10/2/2008	247,785	$4.0000
10/3/2008	3,114	$4.1000
10/3/2008	525	$4.1100
10/3/2008	88	$4.1150
10/3/2008	1,140	$4.1200
10/3/2008	263	$4.1250
10/3/2008	789	$4.1300
10/3/2008	2,016	$4.1400
10/3/2008	47,631	$4.1500
10/3/2008	137,263	$4.1700
10/6/2008	2,437	$3.8000
10/6/2008	88	$3.8100
10/6/2008	175	$3.8200
10/6/2008	4,383	$3.8500
10/6/2008	964	$3.8900
10/6/2008	18,417	$3.9000
10/6/2008	88	$3.9400
10/6/2008	97,249	$3.9500
10/6/2008	438	$3.9700
10/6/2008	88	$3.9750
10/6/2008	5,610	$3.9800
10/6/2008	439	$3.9900
10/6/2008	99,920	$4.0000
10/6/2008	525	$4.0500
10/6/2008	48	$4.0800
10/6/2008	8,765	$4.1000
10/7/2008	5,434	$3.9000
10/7/2008	2,909	$3.9100
10/7/2008	876	$3.9150
10/7/2008	7,406	$3.9200
10/7/2008	17,881	$3.9300
10/7/2008	438	$3.9400
10/7/2008	1,227	$3.9450
10/7/2008	351	$3.9475
10/7/2008	92,250	$3.9500
10/7/2008	526	$3.9600
10/7/2008	3,068	$3.9700
10/7/2008	932	$3.9900
10/7/2008	135,783	$4.0000
10/8/2008	876	$3.2600
10/8/2008	1,052	$3.2700
10/8/2008	88	$3.2800
10/8/2008	175	$3.2900
10/8/2008	25,607	$3.3000
10/8/2008	789	$3.3200
10/8/2008	88	$3.3300

Trade Date	Number of Shares	Price Per Share
10/8/2008	263	$3.3400
10/8/2008	439	$3.3500
10/8/2008	1,841	$3.4100
10/8/2008	2,629	$3.4200
10/8/2008	614	$3.4400
10/8/2008	964	$3.4500
10/8/2008	175	$3.4600
10/8/2008	263	$3.4650
10/8/2008	19,633	$3.4800
10/8/2008	1,227	$3.4900
10/8/2008	24,353	$3.5000
10/8/2008	351	$3.5100
10/8/2008	218,772	$3.5200
10/9/2008	88	$3.3800
10/9/2008	439	$3.3900
10/9/2008	98,636	$3.4000
10/9/2008	789	$3.4500
10/9/2008	876	$3.4900
10/9/2008	40,730	$3.5000
10/9/2008	88	$3.5400
10/9/2008	4,119	$3.5500
10/10/2008	88	$3.6500
10/10/2008	657	$3.6300
10/10/2008	1,753	$3.6000
10/10/2008	2,980	$3.5700
10/10/2008	69,155	$3.5000
10/10/2008	1,227	$3.4900
10/10/2008	2,191	$3.4800
10/10/2008	789	$3.4700
10/10/2008	47,681	$3.4500
10/10/2008	88	$3.4400
10/10/2008	2,016	$3.4300
10/10/2008	239,107	$3.4100
10/10/2008	1,841	$3.4000
10/10/2008	1,139	$3.3300
10/10/2008	2,910	$3.3000
10/13/2008	4,063	$3.8500
10/13/2008	2,535	$3.8600
10/13/2008	175	$3.8700
10/13/2008	87	$3.8800
10/13/2008	1,064	$3.8900
10/13/2008	6,574	$3.9000
10/13/2008	2,016	$3.9100
10/13/2008	2,238	$3.9200
10/13/2008	526	$3.9300
10/13/2008	88	$3.9400
10/13/2008	8,061	$3.9500
10/13/2008	16,850	$3.9700
10/13/2008	2,191	$3.9900
10/13/2008	6,999	$4.0000
10/15/2008	64,260	$4.2500
10/15/2008	41,458	$4.2000
10/15/2008	263	$4.1800
10/15/2008	263	$4.1700
10/15/2008	5,347	$4.1500
10/15/2008	4,032	$4.1400
10/15/2008	263	$4.1300
10/15/2008	45,740	$4.1200
10/15/2008	526	$4.1150
10/16/2008	85,915	$4.2000
10/16/2008	2,084	$4.1900
10/16/2008	1,315	$4.1700
10/16/2008	9,643	$4.0500
10/17/2008	11,176	$4.2500
10/22/2008	57,137	$4.5000
10/22/2008	3,511	$4.4900
10/22/2008	351	$4.4800
10/22/2008	88	$4.4700
10/22/2008	4,382	$4.4500
10/22/2008	268	$4.4400

Vista Fund III Parallel(1)

Trade Date	Number of Shares	Price Per Share
9/5/2008	50,866	$4.7600
9/8/2008	10,267	$4.9000
9/9/2008	10	$4.8400
9/9/2008	10,257	$4.8500
9/10/2008	10	$4.8700
9/10/2008	1,602	$4.8800
9/10/2008	10	$4.8850
9/10/2008	2,269	$4.8900
9/10/2008	1,335	$4.8950
9/10/2008	2,840	$4.9000
9/11/2008	15,328	$4.7500
9/11/2008	414	$4.7600
9/11/2008	10	$4.8000
9/12/2008	7,648	$4.8500
9/15/2008	195	$4.7000
9/15/2008	21,561	$4.7200
9/15/2008	20	$4.7300
9/15/2008	52	$4.7400
9/15/2008	29,507	$4.7500
9/16/2008	318	$4.6800
9/16/2008	152	$4.6900
9/16/2008	2,096	$4.7000
9/16/2008	1,294	$4.7300
9/16/2008	1,273	$4.7400
10/2/2008	29,024	$4.0000
10/3/2008	365	$4.1000
10/3/2008	62	$4.1100
10/3/2008	10	$4.1150
10/3/2008	133	$4.1200
10/3/2008	31	$4.1250
10/3/2008	92	$4.1300
10/3/2008	236	$4.1400
10/3/2008	5,579	$4.1500
10/3/2008	16,079	$4.1700
10/6/2008	285	$3.8000
10/6/2008	10	$3.8100
10/6/2008	21	$3.8200
10/6/2008	513	$3.8500
10/6/2008	113	$3.8900
10/6/2008	2,157	$3.9000
10/6/2008	10	$3.9400
10/6/2008	11,392	$3.9500
10/6/2008	51	$3.9700
10/6/2008	10	$3.9750
10/6/2008	657	$3.9800
10/6/2008	51	$3.9900
10/6/2008	11,704	$4.0000
10/6/2008	62	$4.0500
10/6/2008	6	$4.0800
10/6/2008	1,027	$4.1000
10/7/2008	637	$3.9000
10/7/2008	341	$3.9100
10/7/2008	103	$3.9150
10/7/2008	868	$3.9200
10/7/2008	2,094	$3.9300
10/7/2008	51	$3.9400
10/7/2008	144	$3.9450
10/7/2008	41	$3.9475
10/7/2008	10,806	$3.9500
10/7/2008	61	$3.9600
10/7/2008	359	$3.9700
10/7/2008	109	$3.9900
10/7/2008	15,905	$4.0000
10/8/2008	103	$3.2600
10/8/2008	123	$3.2700
10/8/2008	10	$3.2800
10/8/2008	21	$3.2900
10/8/2008	2,999	$3.3000
10/8/2008	92	$3.3200
10/8/2008	10	$3.3300

Trade Date	Number of Shares	Price Per Share
10/8/2008	31	$3.3400
10/8/2008	51	$3.3500
10/8/2008	215	$3.4100
10/8/2008	308	$3.4200
10/8/2008	72	$3.4400
10/8/2008	113	$3.4500
10/8/2008	21	$3.4600
10/8/2008	31	$3.4650
10/8/2008	2,300	$3.4800
10/8/2008	144	$3.4900
10/8/2008	2,853	$3.5000
10/8/2008	41	$3.5100
10/8/2008	25,626	$3.5200
10/9/2008	10	$3.3800
10/9/2008	51	$3.3900
10/9/2008	11,554	$3.4000
10/9/2008	92	$3.4500
10/9/2008	103	$3.4900
10/9/2008	4,771	$3.5000
10/9/2008	10	$3.5400
10/9/2008	483	$3.5500
10/10/2008	10	$3.6500
10/10/2008	77	$3.6300
10/10/2008	205	$3.6000
10/10/2008	349	$3.5700
10/10/2008	8,101	$3.5000
10/10/2008	144	$3.4900
10/10/2008	257	$3.4800
10/10/2008	92	$3.4700
10/10/2008	5,585	$3.4500
10/10/2008	10	$3.4400
10/10/2008	236	$3.4300
10/10/2008	28,008	$3.4100
10/10/2008	216	$3.4000
10/10/2008	134	$3.3300
10/10/2008	341	$3.3000
10/13/2008	475	$3.8500
10/13/2008	297	$3.8600
10/13/2008	21	$3.8700
10/13/2008	10	$3.8800
10/13/2008	125	$3.8900
10/13/2008	770	$3.9000
10/13/2008	236	$3.9100
10/13/2008	262	$3.9200
10/13/2008	61	$3.9300
10/13/2008	10	$3.9400
10/13/2008	944	$3.9500
10/13/2008	1,974	$3.9700
10/13/2008	257	$3.9900
10/13/2008	820	$4.0000
10/15/2008	7,527	$4.2500
10/15/2008	4,856	$4.2000
10/15/2008	31	$4.1800
10/15/2008	31	$4.1700
10/15/2008	626	$4.1500
10/15/2008	472	$4.1400
10/15/2008	31	$4.1300
10/15/2008	5,357	$4.1200
10/15/2008	62	$4.1150
10/16/2008	10,064	$4.2000
10/16/2008	244	$4.1900
10/16/2008	154	$4.1700
10/16/2008	1,129	$4.0500
10/17/2008	1,308	$4.2500
10/22/2008	6,693	$4.5000
10/22/2008	412	$4.4900
10/22/2008	41	$4.4800
10/22/2008	10	$4.4700
10/22/2008	513	$4.4500
10/22/2008	31	$4.4400

Vista FAF(1)

Trade Date	Number of Shares	Price Per Share
9/5/2008	10,324	$4.7600
9/8/2008	2,084	$4.9000
9/9/2008	2	$4.8400
9/9/2008	2,082	$4.8500
9/10/2008	2	$4.8700
9/10/2008	325	$4.8800
9/10/2008	2	$4.8850
9/10/2008	461	$4.8900
9/10/2008	271	$4.8950
9/10/2008	576	$4.9000
9/11/2008	3,111	$4.7500
9/11/2008	84	$4.7600
9/11/2008	2	$4.8000
9/12/2008	1,552	$4.8500
9/15/2008	40	$4.7000
9/15/2008	4,376	$4.7200
9/15/2008	5	$4.7300
9/15/2008	10	$4.7400
9/15/2008	5,989	$4.7500
9/16/2008	65	$4.6800
9/16/2008	31	$4.6900
9/16/2008	425	$4.7000
9/16/2008	263	$4.7300
9/16/2008	258	$4.7400
10/2/2008	5,891	$4.0000
10/3/2008	74	$4.1000
10/3/2008	13	$4.1100
10/3/2008	2	$4.1150
10/3/2008	27	$4.1200
10/3/2008	6	$4.1250
10/3/2008	19	$4.1300
10/3/2008	48	$4.1400
10/3/2008	1,132	$4.1500
10/3/2008	3,263	$4.1700
10/6/2008	58	$3.8000
10/6/2008	2	$3.8100
10/6/2008	4	$3.8200
10/6/2008	104	$3.8500
10/6/2008	23	$3.8900
10/6/2008	438	$3.9000
10/6/2008	2	$3.9400
10/6/2008	2,312	$3.9500
10/6/2008	11	$3.9700
10/6/2008	2	$3.9750
10/6/2008	133	$3.9800
10/6/2008	10	$3.9900
10/6/2008	2,376	$4.0000
10/6/2008	13	$4.0500
10/6/2008	1	$4.0800
10/6/2008	208	$4.1000
10/7/2008	129	$3.9000
10/7/2008	69	$3.9100
10/7/2008	21	$3.9150
10/7/2008	176	$3.9200
10/7/2008	425	$3.9300
10/7/2008	11	$3.9400
10/7/2008	29	$3.9450
10/7/2008	8	$3.9475
10/7/2008	2,193	$3.9500
10/7/2008	13	$3.9600
10/7/2008	73	$3.9700
10/7/2008	22	$3.9900
10/7/2008	3,228	$4.0000
10/8/2008	21	$3.2600
10/8/2008	25	$3.2700
10/8/2008	2	$3.2800
10/8/2008	4	$3.2900
10/8/2008	609	$3.3000
10/8/2008	19	$3.3200
10/8/2008	2	$3.3300

Trade Date	Number of Shares	Price Per Share
10/8/2008	6	$3.3400
10/8/2008	10	$3.3500
10/8/2008	44	$3.4100
10/8/2008	63	$3.4200
10/8/2008	14	$3.4400
10/8/2008	23	$3.4500
10/8/2008	4	$3.4600
10/8/2008	6	$3.4650
10/8/2008	467	$3.4800
10/8/2008	29	$3.4900
10/8/2008	579	$3.5000
10/8/2008	8	$3.5100
10/8/2008	5,202	$3.5200
10/9/2008	2	$3.3800
10/9/2008	10	$3.3900
10/9/2008	2,345	$3.4000
10/9/2008	19	$3.4500
10/9/2008	21	$3.4900
10/9/2008	968	$3.5000
10/9/2008	2	$3.5400
10/9/2008	98	$3.5500
10/10/2008	2	$3.6500
10/10/2008	16	$3.6300
10/10/2008	42	$3.6000
10/10/2008	71	$3.5700
10/10/2008	1,644	$3.5000
10/10/2008	29	$3.4900
10/10/2008	52	$3.4800
10/10/2008	19	$3.4700
10/10/2008	1,134	$3.4500
10/10/2008	2	$3.4400
10/10/2008	48	$3.4300
10/10/2008	5,685	$3.4100
10/10/2008	43	$3.4000
10/10/2008	27	$3.3300
10/10/2008	69	$3.3000
10/13/2008	97	$3.8500
10/13/2008	60	$3.8600
10/13/2008	4	$3.8700
10/13/2008	2	$3.8800
10/13/2008	25	$3.8900
10/13/2008	156	$3.9000
10/13/2008	48	$3.9100
10/13/2008	53	$3.9200
10/13/2008	13	$3.9300
10/13/2008	2	$3.9400
10/13/2008	192	$3.9500
10/13/2008	401	$3.9700
10/13/2008	52	$3.9900
10/13/2008	166	$4.0000
10/15/2008	1,528	$4.2500
10/15/2008	986	$4.2000
10/15/2008	6	$4.1800
10/15/2008	6	$4.1700
10/15/2008	127	$4.1500
10/15/2008	96	$4.1400
10/15/2008	6	$4.1300
10/15/2008	1,088	$4.1200
10/15/2008	12	$4.1150
10/16/2008	2,043	$4.2000
10/16/2008	50	$4.1900
10/16/2008	31	$4.1700
10/16/2008	228	$4.0500
10/17/2008	265	$4.2500
10/22/2008	1,359	$4.5000
10/22/2008	83	$4.4900
10/22/2008	8	$4.4800
10/22/2008	2	$4.4700
10/22/2008	105	$4.4500
10/22/2008	6	$4.4400

(1)
The Vista Funds, Vista II GP, Vista III GP and Mr. Smith filed a Schedule 13D/A on October 23, 2008. The number of shares of Common Stock listed as beneficially owned by each Vista Fund in that Schedule 13D/A, and in this table, reflects the pro rata distribution of beneficial ownership of the Company’s Common Stock among the Vista Funds as of the relevant date of purchase. Subsequent to the filing of that Schedule 13D/A, the Vista Funds were closed, and as a result of the closing, the beneficial ownership of the Company’s Common Stock was reallocated among the Vista Funds as provided in their respective partnership agreements. Immediately following such reallocation, the total number of shares beneficially owned by the Vista Funds remained the same at 4,016,754, but as of April 6, 2009, (i) Vista Fund III was the beneficial owner of 3,568,012 shares of Common Stock, (ii) Vista FAF was the beneficial owner of 81,206 shares of Common Stock and (iii) Vista Fund III Parallel was the beneficial owner of 367,536 shares of Common Stock.

E. OTHER INFORMATION
Other than as set forth in the Company’s documents filed with the SEC, Vista does not know of (i) any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who is the beneficial owner of more than five percent of any class of the Company’s voting securities or (ii) any change in control of the Company within the last fiscal year.

ANNEX B—SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY
The information concerning the Company and the security ownership of certain beneficial owners and management of the Company in this Annex B has been taken from, or is based upon, publicly available documents on file with the SEC. Although we have no knowledge that would indicate that statements relating to the Company contained in this Annex B, in reliance upon publicly available information, are inaccurate or incomplete, to date we have not had direct access to the books and records of the Company, were not involved in the preparation of such information and statements and are not in a position to verify any such information or statements. Accordingly, we do not take any responsibility for the accuracy or completeness of such information or for any failure by the Company or any other person to disclose events that may have occurred and may affect the significance or accuracy of any such information.
Based upon our review of publicly available SEC filings, including statements filed by the respective beneficial owners set forth below with the SEC pursuant to Sections 13(d) and 13(g) under the Exchange Act, to our knowledge, the following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of [•], 2009:
•	each stockholder who is known by the Company to own beneficially more than 5% of the Company’s Common Stock;

•
each of the Company’s Chief Executive Officer, Chief Financial Officer, its other three most highly compensated executive officers, all as of December 31, 2008, and its former Chief Operating Officer (the “Named Executive Officers”);

•	each of the Company’s non-employee directors; and

•	the Company’s non-employee directors and executives as a group.
Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of the Company’s Common Stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on [___] shares of Common Stock outstanding as of April 15, 2009, and options and other securities convertible into common stock exercisable within sixty days of that date. In computing the number and percentage of shares beneficially owned by each person, shares of Common Stock subject to options currently exercisable, or exercisable within sixty days of April 15, 2009, are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

Number of Shares of
	Common Stock		Percentage
Beneficial Owner	Beneficially Owned		of Class
[•]	[•	]	[•	]%
All Named Executive Officers and Directors as a group	[•	]	[•	]%

B-1

PRELIMINARY PROXY — SUBJECT TO COMPLETION, DATED APRIL [21], 2009
PLEASE VOTE TODAY!
TO SUBMIT A PROXY, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND
RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED
GREEN PROXY
PROXY FOR 2009 ANNUAL MEETING OF STOCKHOLDERS OF
SUMTOTAL SYSTEMS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF
VISTA EQUITY PARTNERS FUND III, L.P.
VISTA EQUITY PARTNERS FUND III (PARALLEL), L.P.
VEPF III FAF, L.P.
VISTA EQUITY PARTNERS FUND III GP, LLC
VEFIIGP, LLC
VISTA EQUITY PARTNERS III, LLC
ROBERT F. SMITH
CHARLES R. WHITCHURCH
AND
JOHN N. STAPLES III
The undersigned stockholder of SumTotal Systems, Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints [•] and [•], and each of them, as proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of the Company to be held on June 12, 2009, at [•], local time, at [___], and at any adjournments or postponements thereof (the “Annual Meeting”), and to vote all shares of common stock, par value $0.001 per share, of the Company that the undersigned would be entitled to vote at such meeting if then and there personally present. The undersigned hereby acknowledges receipt of the Proxy Statement of Vista, dated [•], 2009.
This proxy, when properly executed, will only be voted as directed herein. If the undersigned submits a signed proxy without giving voting instructions with respect to the election of Robert F. Smith, Charles R. Whitchurch and John N. Staples III as directors of the Company or any other proposal listed on this proxy, the proxies will vote the undersigned’s proxy “FOR” the election of such nominees, “FOR” any such other proposal listed on this proxy and in the discretion of the proxies on any other matter properly brought before the Annual Meeting.
This proxy revokes all prior proxies given by the undersigned with respect to the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT — PLEASE VOTE YOUR PROXY TODAY
(continued and to be signed and dated on reverse side)

FORM OF PROXY CARD
proxy solicited by
Vista Equity Partners Fund III, L.P.
Vista Equity Partners Fund III (Parallel), L.P.
VEPF III FAF, L.P.
Vista Equity Partners Fund III GP, LLC
VEFIIGP, LLC
Vista Equity Partners III, LLC
Robert F. Smith
Charles R. Whitchurch
and
John N. Staples III
2009 Annual Meeting of Stockholders of SumTotal Systems, Inc.
To be Held on June 12, 2009
YOUR VOTE IS IMPORTANT
Please take a moment now to authorize a proxy to vote your shares of Common Stock of
SumTotal Systems, Inc. for the upcoming 2009 Annual Meeting of Stockholders
To vote, please complete, sign, date and return the proxy card in the envelope provided. If you have misplaced the postage-paid return envelope, you may mail the proxy card to: Vista Equity Partners c/o D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005.
Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to Be Held on June 12, 2009:

The Proxy Statement of Vista is available digitally at http://www.dfking.com/sumtotal
TO SUBMIT A PROXY, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND
RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED
VISTA RECOMMENDS THAT YOU VOTE “FOR” ITS PROPOSAL BELOW.
PROPOSAL — Election of Directors
To elect the nominees of Vista, Robert F. Smith, Charles R. Whitchurch, and John N. Staples III, to serve as Class II directors on the board of directors of the Company until the 2012 annual meeting of stockholders of the Company and until their successors are duly elected and qualified.
☐ FOR ALL
☐ WITHHOLD FROM ALL
☐ FOR ALL EXCEPT                                                             .

INSTRUCTIONS: if applicable, to withhold authority to vote for any individual nominee(s), mark the “FOR ALL EXCEPT” box and write the name(s) of the nominee(s) you do not support on the line above. Your shares will be voted for the remaining nominee(s).
VISTA MAKES NO RECOMMENDATION WITH RESPECT TO THE COMPANY’S PROPOSAL BELOW.
PROPOSAL — [Ratification of Selection of BDO Seidman, LLP as the Company’s Independent Registered Public Accounting Firm]
☐ FOR
☐ AGAINST
☐ ABSTAIN
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON BEHALF OF THE UNDERSIGNED UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED.

Dated:

Signature of Stockholder	Signature of Stockholder (if held jointly)

Name and Title of Representative (if applicable)
Please sign exactly as your name or names appear on this proxy. If shares are held by joint tenants, both holders should sign. When signing as executor, administrator, attorney, trustee, guardian or other representative, please give full title as such. If signing on behalf of a corporation, please sign in full corporate name by an authorized officer. If signing on behalf of a partnership, please sign in full partnership name by an authorized person.